EXHIBIT 5.1

August 10, 2007

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

Re:	Registration Statement on Form S-3 for TranSwitch Corporation (the “Company”)

Ladies and Gentlemen:

We are counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Securities Act”) covering the resale to the public of up to (i) $25,013,000 aggregate principal amount of the Company’s 5.45% Convertible Notes due September 30, 2010 (the “2010 Notes”) and (ii) 13,668,303 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) issuable upon conversion of all of the 2010 Notes (the “Shares” and together with the 2010 Notes the “Securities”), by certain securityholders of the Company.

We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Indenture, dated July 6, 2007 by and among the Company and U.S. Bank National Association; the Registration Rights Agreement, dated as of July 6, 2007, by and among the Company and each of the Initial Purchases named therein; the global note representing the 2010 Notes; the Restated Certificate of Incorporation, as amended; the By-Laws of the Company, as amended; and certain resolutions of the Board of Directors of the Company for the purpose of rendering this opinion (collectively, the “Documents”).

In connection with our opinion expressed below, we have assumed that, at or before the time of any resale of the Securities pursuant to the Registration Statement, the Registration Statement will have been declared effective under the Securities Act and the effectiveness thereof will not have been suspended, and that there will not have occurred any change in law affecting the validity of the issuance of such Securities or their status as fully paid and nonassessable.

Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on the foregoing, we are of the opinion that (1) the 2010 Notes, when sold in the manner described in the Registration Statement, will be legally and validly issued and will represent binding obligations of the Company and (2) the Shares, when sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

BROWN RUDNICK BERLACK ISRAELS LLP